EXHIBIT 3.6

Wyoming Secretary of State Herschler Building East, Suite 101 122 W 25th Street Cheyenne, WY 82002-0020 Ph. 307.777.7311 Email: Business@wyo.gov	WY Secretary of State FILED: 12/20/2023 04:25 PM Original ID: 2016-000729636 Amendment ID: 2023-004520634

Profit Corporation

Articles of Amendment

1.	Corporation name:
(Name must match exactly to the Secretary of State’s records.)
REST EZ INC

2.	Article number(s)	(FOURTH)	is amended as follows:
*See checklist below for article number information.

The Board of Directors of REST EZ INC held a meeting on 12/19/2023 and unanimously approved with the CEO being the majority Shareholder with having over 60 percent of the shares of the company.

The Authorized common Stock available Of Rest EZ Inc is: 100,000,000 Shares at Par Value at $0.001.

The consulting agreement that was signed and issued on 3/29/2019 goes as follows:

Brandon Sosa will be issued 15 Million Shares for money he provided to the company at inception of REST EZ INC. Shares will be issued as Founder Shares.

10 other lenders will be issues 8 Million Shares according to the consulting agreement, on 3/29/2019 Reg D will be filed to issue these Shares.

3.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4.	The amendment was adopted on	12/20/2023
(Date – mm/dd/yyyy)

P-Amendment – Revised June 2021

5.	Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

Shares were not issued and the board of directors or incorporators have adopted the amendment.
OR

Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

✔	Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:	/s/ Brandon SOSA	Date:	12/20/2023
(May be executed by Chairman of Board, President or another of its officers.)			(mm/dd/yyyy)

Print Name:	Brandon SOSA	Contact Person:	Brandon SOSA

Title:	CEO	Daytime Phone Number:	801-300-2542

		Email:	Brandon.restez@gmail.com
(An email address is required. Email(s) provided will receive important remainders, notices and filing evidence.)
*May list multiple email addresses

Checklist
✔	Filing Fee: $60.00 Make check or money order payable to Wyoming Secretary of State.
✔	Processing time is up to 15 business days following the date of receipt in our office.
✔	*Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. Article number(s) is not the same as the filing ID number.
✔	Please mail with payment to the address at the top of this form. This form cannot be accepted via email.
✔	Please review the form prior to submission. The Secretary of State’s Office is unable to process incomplete forms.

P-Amendment – Revised June 2021